FORBEARANCE AGREEMENT

     This Forbearance Agreement (this "Agreement"), dated this 29th day of March, 1999, is by and among ImageMax, Inc. ("Borrower"), a Pennsylvania corporation, the undersigned subsidiaries of Borrower (collectively, along with Borrower, the "Company Affiliates"), First Union National Bank ("First Union"), successor by merger to CoreStates Bank, N.A., a national bank, for itself and as agent pursuant to the Credit Agreement described below (in such capacity, the "Agent"), and Commerce Bank, N.A. ("Commerce"), a national bank and one of the "Banks" under the Credit Agreement described below.

                                   BACKGROUND

     A. Pursuant to the terms and subject to the conditions set forth in that certain Credit Agreement, dated as of March 30, 1998, among Borrower, the undersigned subsidiaries of Borrower, Agent, for itself and in such capacity, Commerce Bank, N.A. and any other banks becoming a party thereto, as amended pursuant to that certain Amendment No. 1 to Credit Agreement dated as of June 9, 1998 among Company Affiliates, First Union and Agent, and that certain Amendment No. 2 to Credit Agreement among Company Affiliates, First Union, Agent and Commerce (as amended, the "Credit Agreement"), Banks established a revolving credit facility for Company Affiliates pursuant to which Banks severally agreed, subject to and in reliance on all of the provisions of the Credit Agreement and the other Loan Documents referred to therein, to provide a revolving credit facility up to Thirty Million ($30,000,000.00) Dollars (which revolving credit facility has been decreased pursuant to, inter alia, the Second Amendment (as decreased and amended, the "Revolving Credit"), pursuant to which Banks made various loans, advances and extensions of credit (including extensions of credit in the form of the issuance for the account of Borrower and/or other Company Affiliates of various letters of credit), which indebtedness is further evidenced by (i) a certain Revolving Credit Note dated as of March 30, 1998 in the principal sum of Twenty-Five Million ($25,000,000.00) Dollars (in respect of the Acquisition Facility) executed and delivered by Borrower to Agent for the rateable benefit of each of the Banks and (ii) a certain Revolving Credit Note dated as of March 30, 1998 in the principal sum of Five Million ($5,000,000.00) Dollars (in respect of the Working Capital Facility) executed and delivered by Borrower to Agent for the rateable benefit of each of the Banks (collectively, the "Revolving Credit Note").

     B. As collateral security for the Obligations (as defined in the Credit Agreement), pursuant to the terms and subject to the conditions set forth in (i) that certain Security and Pledge Agreement, dated as of March 30, 1998, executed and delivered by Company Affiliates to Agent, (ii) that certain Trademark Collateral Agreement, dated as of March 30, 1998, executed and delivered by Borrower to Agent and (iii) that certain Copyright Collateral Agreement, dated as of March 30, 1998, executed and delivered by Borrower to Agent (collectively, along with each of the instruments, agreements and documents referred to in such documents and the Chesterton Mortgage described below, the "Loan Documents"), Company Affiliates granted to Agent for the rateable benefit of Banks, and Agent holds liens on and security interests in, to and under all of Company Affiliates' respective existing and future goods, equipment, furniture, inventory, machinery, money, accounts, contracts, contract rights, general intangibles, fixtures, instruments, documents and chattel paper, whether now owned or hereafter acquired or arising, together with all replacements and substitutions therefor and additions thereto and cash and noncash proceeds thereof (collectively, along with the Chesterton Property described below, the "Collateral").

     C. To induce Banks to enter into the Credit Agreement, establish the Revolving Credit and make various loans, advances and extensions of credit to or for the benefit of Company Affiliates, pursuant to the terms and subject to the conditions of that certain Surety Agreement dated as of March 30, 1998, by each Company Affiliate (other than Borrower) to Agent (the "Surety Agreement"), each such Company Affiliate guaranteed, as a surety, the Obligations.

     D. As part of the Collateral, pursuant to the terms and subject to the conditions set forth in that certain Mortgage and Security Agreement, dated March 30, 1998, by ImageMax of Indiana, Inc., a Company Affiliate, as mortgagor, and Agent, as mortgagee, Agent holds for the ratable benefit of the Banks a lien on and security interest in and to certain real property, with improvements, situate in Chesterton, Indiana (the "Chesterton Property"), all as more fully described in such Mortgage and Security Agreement (the "Chesterton Mortgage") which was filed with the County Recorder of Porter County, Indiana in Book 809, at Page 59, et seq.

     E. Borrower and the other Company Affiliates are in default of their financing arrangements with Agent and Banks by virtue of, among other things, the failure of Borrower to comply with the financial and certain other covenants set forth in the Credit Agreement. A description of each of the existing defaults under the Credit Agreement (collectively, the "Existing Defaults") is attached to this Agreement as Exhibit "A" and hereby made a part hereof. Company Affiliates have requested that Agent and Banks, among other things, forbear from exercising their rights and remedies under the Credit Agreement, the other Loan Documents and applicable law, and Agent and Banks agree to so forbear under the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, with the foregoing Background deemed incorporated hereinafter by this reference and hereby made a part hereof, the parties hereto, intending to be legally bound, hereby further covenant and agree as follows:

SECTION 1. DEFINITIONS.

     1.1 Accounting Terms. All accounting terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in accordance with GAAP.

     1.2 Capitalized Terms. All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Credit Agreement.

     1.3 "Potential Default" means the occurrence of any event which, with the passage of time or the giving of notice, or both, could constitute a Default.

SECTION 2. FORBEARANCE.

     2.1 Forbearance Period; Terminating Events. Agent and Banks agree to forbear from exercising their rights and remedies under the Loan Documents and applicable law which Agent and Banks are entitled to exercise as a result of the occurrence of the Existing Defaults during the period (the "Forbearance Period") commencing on the Effective Date of this Agreement and ending on the earlier of
(i) June 30, 1999 or (ii) the date on which any Terminating Event (as hereinafter defined) occurs (the "Forbearance Termination Date"). For the purposes of this Agreement, the term "Terminating Event" shall mean the occurrence of any Default or Potential Default under any of the Loan Documents, other than one of the Existing Defaults, or the occurrence of any breach of warranty or representation or covenant set forth in this Agreement or the occurrence of any default, violation or event of default (howsoever defined) under any of the instruments, agreements or documents executed and/or delivered pursuant to this Agreement.

     2.2 Suspension of Revolving Credit; and Elimination of LIBOR Loans.

        (A) Availability under the Revolving Credit is hereby suspended. Without the prior written consent of Agent, which consent may be withheld in Agent's sole and absolute discretion, no further loans, advances or extensions of credit (including, without limitation, the issuance of any Letters of Credit and the honoring of checks for which there are insufficient and/or uncollected funds) shall be considered or made. Notwithstanding the foregoing and anything else to the contrary set forth in the Loan Documents, to the extent Agent makes further loans, advances or extensions of credit to or for the benefit of Company Affiliates, including the honoring of overdrafts drawn on accounts of any Company Affiliate, any such extensions of credit shall be deemed to be Revolving Credit Advances for all purposes under the Credit Agreement and as having been made by Agent for the purposes of preserving and protecting the Collateral and collecting and enforcing the Obligations pursuant to Section 11 of the Credit Agreement.

        (B) During the Forbearance Period, interest shall accrue on the outstanding principal balance of the Obligations at the Base Rate plus two (2%) percent per annum, with changes in the Base Rate to be effective immediately, and no further LIBOR Loans shall be available to Company Affiliates. Upon the occurrence of any Terminating Event, notwithstanding the foregoing, interest on the outstanding principal balance of the Obligations shall accrue and be payable, on demand, at the Base Rate plus two and a half (2 1/2%) percent per annum, with changes in such Base Rate to be effective immediately.

SECTION 3. WARRANTIES AND REPRESENTATIONS.

     3.1 Reaffirmation of Warranties and Representations. Except as qualified in Schedule 3.1 attached hereto and hereby made a part hereof, Company Affiliates hereby severally and collectively reaffirm and restate each of the warranties and representations set forth in the Credit Agreement and the other Loan Documents as if each such warranty and representation were set forth at length herein.

     3.2 Additional Warranties and Representations. To induce Agent and Banks to enter into this Agreement, in addition to the representations and warranties set forth in the Loan Documents and the other instruments, agreements and documents otherwise referred to herein, Company Affiliates severally and collectively represent and warrant to Agent and Banks that:

        (A) Each Company Affiliate has the power, authority and capacity to enter into and perform its liabilities and obligations under this Agreement and all related instruments, agreements and documents, and to incur the indebtedness herein and therein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement and related instruments, agreements and documents;

        (B) This Agreement is valid, binding and enforceable against Company Affiliates in accordance with its terms;

        (C) No consent, approval or authorization of, or filing, registration or qualification with, any person or entity (including, without limitation, any shareholder or creditor of any Company Affiliates) is required to be obtained by any Company Affiliate in connection with the execution and delivery of this Agreement or any related instrument, agreement or document, or undertaking or performance of any obligation hereunder or thereunder; and

        (D) Borrower has executed a letter of intent (the "PLC Letter of Intent") with Pierce Leahy Corp. ("PLC") pursuant to which PLC will purchase from Borrower a newly created class of convertible preferred stock on or before the Forbearance Termination Date, the proceeds of which sale will be used by Borrower, together with the proceeds of loans obtained by Company Affiliates on or before the Forbearance Termination Date from lenders (which may include Banks) refinancing, in part, the Obligations, to pay and satisfy in full all Obligations. The PLC Letter of Intent is attached to this Agreement as Exhibit "B."

SECTION 4. BORROWER'S ADDITIONAL COVENANTS.

     4.1 Additional Affirmative Covenants. In addition to the affirmative covenants set forth in the Loan Documents and the agreements and documents executed and/or delivered to Agent and Banks concurrently herewith, Company Affiliates covenant and agree with Agent and Banks that, so long as any of the Obligations remain unsatisfied and outstanding, they will comply with the following covenants:

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


        (A) Company Affiliates will furnish to Banks (or cause to be furnished to Banks) such data and information (financial or otherwise) as Banks may reasonably request to be informed of each Company Affiliate's respective status and affairs including, without limitation:

           (1) The statements, reports, certificates and notices to be furnished to Agent pursuant to the Credit Agreement and the other Loan Documents including, without limitation, Section 8 of the Credit Agreement;

           (2) By 5:00 p.m. on each Monday during the Forbearance Period (a) a certification by Borrower of weekly collections of Company Affiliates for the calendar week ending the Friday prior to such Monday, (b) a certification as to the amount of cash held by Company Affiliates (and where held, including account numbers) for each day during such prior week, and (c) an eight (8) week rolling cash flow forecast report for Company Affiliates, together with a reconciliation of actual results for the prior week to what had been forecast for such week in the eight (8) week cash flow forecast; and (c) copies of any amendments or modifications or proposed amendments or modifications to the PLC Letter of Intent and notice to Agent of any inability or anticipated inability of Company Affiliates to comply with all terms and conditions set forth in this Agreement;

        (B) Company Affiliates will, when requested to do so, make available for inspection by duly authorized representatives of Agent and Banks any of its books and records (wherever located), and will furnish to Agent (or cause to be furnished to Agent and Banks) any information regarding its business affairs and condition (financial and otherwise) within a reasonable time after request therefor. Agent may at any time and from time to time without notice to any Company Affiliate have complete access to all of Company Affiliates' premises for the purposes of inspecting, examining, verifying and auditing the Collateral and Company Affiliates' books and records and otherwise conducting field examinations with respect to the Collateral and Company Affiliates' books and records. The out-of-pocket cost and expense associated with such field and other examinations shall be borne by Company Affiliates;

        (C) Refinance the Chesterton Property for a net sum of not less than Eight Hundred Sixty-Nine Thousand ($869,000.00) Dollars (the "Chesterton Proceeds"). Subject to satisfaction of all conditions precedent, and absent the existence of any Terminating Event, such refinancing is hereby approved and consented to by Banks and Banks agree to release Chesterton Mortgage in connection with such refinancing, provided Four Hundred Thousand Dollars ($400,000.00) of the Chesterton Proceeds (the "Chesterton Retention Amount") are deposited with Agent as part of the Collateral for the Obligations. Company Affiliates may retain and utilize the remaining portion of the Chesterton Proceeds for working capital purposes in the ordinary course of their business. Upon execution of the definitive purchase agreement with PLC contemplated in the PLC Letter of Intent, absent the existence of any Terminating Event, Agent, on behalf of Banks, shall release the Chesterton Retention Amount for the retention and utilization by Company Affiliates for working capital purposes in the ordinary course of their business.

        (D) On or before April 30, 1999, Borrower and PLC shall execute and exchange such instruments, agreements and documents as may be necessary to effectuate the intents and objects of such parties as set forth in the PLC Letter of Intent; all such instruments, agreements and documents shall be in form, scope and substance acceptable to Agent, Banks and their respective counsel, with no due diligence contingencies, it being understood, acknowledged and agreed by Borrower and the Company Affiliates that any such due diligence which PLC may desire to conduct in connection with the transactions identified in the PLC Letter of Intent shall be conducted prior to April 30, 1999;

        (E) On or before June 30, 1999, Company Affiliates shall have obtained a commitment for refinancing of the Obligations at a level sufficient, along with the proceeds of the investment by PLC in Borrower pursuant to the PLC Letter of Intent, to pay and satisfy in full all Obligations on or before the Forbearance Termination Date;

        (F) On or before June 30, 1999, Borrower and PLC shall close under the instruments, agreements and documents entered into pursuant to the PLC Letter of Intent, Company Affiliates shall have obtained alternative financing in such amount, when added to the proceeds of the sale by Borrower of convertible preferred stock to PLC, that will be sufficient to, and will be used to satisfy in full, the Obligations, and the Obligations shall be paid and satisfied in full; and

        (G) During the Forbearance Period, Company Affiliates shall comply with the following additional financial covenants:

           (1) Company Affiliates shall have cumulative, average, weekly collections of not less than One Million ($1,000,000.00) Dollars, commencing as of the date hereof;

           (2) Company Affiliates shall, on a daily basis, have cash on hand of not less than Three Hundred Thousand ($300,000.00) Dollars;

           (3) Capital Expenditures of Company Affiliates shall not exceed in the aggregate the sum of Fifty Thousand ($50,000.00) Dollars; and

           (4) Borrower and the Company Affiliates shall remit to Agent for the ratable benefit of Banks all proceeds of the sale or disposition of Collateral (except proceeds arising in the ordinary course of Company Affiliates' business, which proceeds shall be used for working capital purposes in the ordinary course of such business); provided, however, that absent the existence of any Terminating Event, Borrower may use the proceeds from the refinancing of the Chesterton Property as set forth in Paragraph 4.1(C) of this Agreement and payments made on account of a certain promissory note executed and delivered by Document Imaging of South Carolina, LLC to ImageMax of South Carolina, Inc. and ImageMax, Inc. in the amount of Sixty-Eight Thousand ($68,000.00) Dollars per month (for three (3) months) in the ordinary course of

Company Affiliates' business for working capital purposes. Other proceeds of sales of Collateral shall be applied by Agent and Banks in reduction of the Obligations in such order and manner as Agent and Banks may determine in their exclusive discretion.

SECTION 5. CONDITIONS PRECEDENT.

     This Agreement is subject to the following conditions precedent (all instruments, agreements and documents to be in form and substance satisfactory to Banks and their counsel):

        5.1 Documents Required for Closing. Borrower shall have duly executed and/or delivered (or caused to be duly executed and/or delivered) to Banks the following:

           (A) A certified (as of the date of this Agreement) copy of resolutions of each Company Affiliate's Board of Directors authorizing the execution, delivery and performance of this Agreement and each other document to be executed and/or delivered pursuant hereto and any other instrument, agreement or document referred to herein;

           (B) Certified copies of each Company Affiliate's articles or certificate of incorporation and by-laws;

           (C) A certificate (dated the date of this Agreement) of each Company Affiliate's corporate secretary as to the incumbency and specimen signatures of the officers of Borrower executing this Agreement and each other document to be executed and/or delivered pursuant hereto or thereto;

           (D) Payment of Banks' reasonable expenses (including legal fees and disbursements of counsel) in connection with the preparation and negotiation of this Agreement and a closing hereunder;

           (E) In consideration of the agreement of Banks to forbear pursuant to this Agreement, Company Affiliates acknowledge that Banks, upon execution and exchange of this Agreement, have earned a forbearance fee in the amount of One Hundred Thousand ($100,000.00) Dollars (which fee shall be deemed part of the Obligations secured by the Collateral) payable to Agent for ratable benefit of Banks as follows: Fifty Thousand ($50,000.00) Dollars upon execution and exchange of this Agreement; and Fifty Thousand ($50,000.00) Dollars on the Forbearance Termination Date; and

           (F) Such other instruments, agreements and documents as may be required by Banks and/or their counsel.

SECTION 6. CONFIRMATION OF EXISTING INDEBTEDNESS AND RATIFICATION OF LOAN
           DOCUMENTS.

     6.1 Confirmation of Obligations. Company Affiliates hereby unconditionally acknowledge and confirm that: the unpaid principal indebtedness of Company Affiliates to Banks evidenced by the Loan Documents is as set forth on Exhibit "C;" interest on such principal obligations has been paid through the date(s) set forth on Exhibit C; and the foregoing indebtedness, together with continually accruing interest and related costs, fees and expenses is, as of the date hereof, owing without claim, counterclaim, right of recoupment, defense or set-off of any kind or of any nature whatsoever.

     6.2 Ratification of Financing Agreements. Company Affiliates hereby unconditionally ratify and confirm and reaffirm in all respect and without condition, all of the terms, covenants and conditions set forth in the Loan Documents and agree that they remain unconditionally liable to Banks in accordance with the respective terms, covenants and conditions of such instruments, agreements and documents, and that all liens and security interests and pledges encumbering the Collateral and the Chesterton Property created pursuant to and/or referred to in the Loan Documents continue unimpaired and in full force and effect, and secure and shall continue to secure all of the Obligations, as the same may be modified by the terms of this Agreement. As part of the Collateral, each Obligor hereby reaffirms its prior grant and grants to Agent a lien on and a security interest in and to all of such Obligor's existing and future investment property.

SECTION 7. MISCELLANEOUS.

     7.1 Integrated Agreement. This Agreement and all of the instruments, agreements and documents executed and/or delivered in conjunction with this Agreement shall be effective upon the date of execution hereof and thereof by all parties hereto and thereto, and shall be deemed incorporated into and made a part of the Loan Documents. All such instruments, agreements and documents, and this Agreement, shall be construed as integrated and complementary of each other, and as augmenting and not restricting Agent's and Banks' rights, remedies, benefits and security. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an Agreement thereto and shall govern and control.

     7.2 Disgorgement. If any Bank is, for any reason, compelled to surrender or disgorge any payment, interest or other consideration described hereunder to any person or entity because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such Obligation or part thereof intended to be satisfied by virtue of such payment, interest or other consideration shall be revived and continue as if such payment, interest or other consideration had not been received by such Bank, and Company Affiliates shall be liable to, and shall indemnify, defend (engaging counsel acceptable to such Bank) and hold such Bank harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this Paragraph shall survive execution and exchange or this Agreement.

     7.3 No Defenses; Reliance. Company Affiliates hereby confirm and reconfirm that there are no existing defenses, claims, counterclaims or rights of recoupment or set-off against Agent and/or Banks in connection with the negotiation, preparation, execution, performance or any other matters relating to the Loan Documents or this Agreement. It is hereby and thereby further acknowledged and agreed that notwithstanding anything to the contrary set forth in this Agreement, Banks have and shall have no obligation to further amend the Loan Documents, or otherwise further restructure the Obligations, and that neither Banks nor their representatives have made any agreements with, or commitments or representations or warranties to, Company Affiliates (either in writing or orally) other than as expressly stated in this Agreement. Nothing contained in this Agreement, or any compliance with the terms of this Agreement or any of the instruments, agreements or documents referred to in this Agreement, shall impose any obligation on the part of Agent or Banks to consummate a further restructure of the Obligations.

     7.4 No Contest. In consideration of this Agreement, Company Affiliates hereby agree that they will not contest the exercise of Agent's or Banks' rights to foreclose or otherwise take action with respect to the liens on and security interests of Agent in and to the Collateral, the Loan Documents and collateral security described in this Agreement, or contest the appointment of any receiver in connection of the operation of any of such property and assets.

     7.5 Release. In consideration of the accommodations being made available by Banks to or for the benefit of Company Affiliates under this Agreement, including, without limitation, the forbearance on the part of Banks, Company Affiliates, for themselves and their respective heirs, personal representatives, agents, employees, successors and assigns, do hereby remise, release and forever discharge Agent, Banks and their respective agents, employees, representatives, officers, successors and assigns of and from any and all claims, counterclaims, demands, actions and causes of action of any nature whatsoever, whether at law or in equity, including, without limitation, any of the foregoing arising out of or relating to the transactions described in this Agreement, which against Agent, Banks or their respective agents, employees, representatives, officers, successors or assigns, or any of them, any Obligor has or hereafter can or may have for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date of this Agreement; provided, however, that this provision shall not release claims resulting from acts of gross negligence or wilful misconduct of Banks.

     7.6 No Coercion. Company Affiliates hereby represent and warrant that they are fully aware of the terms set forth in this Agreement and have voluntarily, and without coercion or duress of any kind, entered into this Agreement intending to be legally bound by its terms.

     7.7 Banks Reliance. Company Affiliates expressly understand and further agree that Agent and Banks are relying on all terms, covenants, conditions, warranties and representations set forth in this Agreement including, without limitation, Agent's and Banks' right to terminate the Forbearance Period at any time upon the occurrence of a Terminating Event, as a material inducement to Agent and Banks to enter into this Agreement.

     7.8 Debit Authorization. Each Company Affiliate hereby irrevocably authorizes Agent and Banks to charge any deposit account of any Company Affiliate maintained at any Bank for all or any part of any amount due under the Loan Documents and this Agreement including, without limitation, principal, interest, late charges, fees and expenses reimbursable to Agent and Banks (including reasonable legal fees).

     7.9 Expenses of Agent and Banks. Company Affiliates will pay all expenses, including the reasonable fees and expenses of legal counsel for Agent and Banks, incurred in connection with the preparation, negotiation, administration, amendment, modification or enforcement of this Agreement, the Credit Agreement, the other Loan Documents, the collection or attempted collection of the Obligations and Agent's and Banks' rights hereunder and under the instruments, agreements and documents referred to herein, and in any proceedings (including, without limitation, bankruptcy or other insolvency proceedings) brought or threatened to enforce payment of any of the Obligations.

     7.10 Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.

     7.11 Jury Trial Waiver. COMPANY AFFILIATES HEREBY IRREVOCABLY WAIVE TRIAL BY JURY AND ANY RIGHT THERETO, AND CONSENT TO THE JURISDICTION OF THE COURTS OF PHILADELPHIA COUNTY, PENNSYLVANIA, AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION, OR TO THE LAYING OF THE VENUE IN SUCH COMMONWEALTH, AND FURTHER AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON THEM BY SERVICE IN ACCORDANCE WITH THE PROVISIONS OF THE UNIFORM INTERSTATE AND INTERNATIONAL PROCEDURE ACT.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed and exchanged as of the day and year first above written.

                                            IMAGEMAX, INC.
                                            IMAGEMAX OF INDIANA, INC.
                                            IMAGEMAX OF SOUTH CAROLINA, INC.
                                            IMAGEMAX OF TENNESSEE, INC.
                                            IMAGEMAX OF ARIZONA, INC.
                                            IMAGEMAX OF OHIO, INC.
                                            IMAGEMAX OF VIRGINIA, INC.
                                            AMMCORP ACQUISITION CORP.
Attest:                                     IMAGEMAX OF DELAWARE, INC.


By: /s/ Mark P. Glassman                        By: /s/ Lewis E. Hatch, Jr.
   -------------------------------              -------------------------------
   Name:                                        Name:
   Title:                                       Title:

              (Corporate Seal)              Address:     1100 Hector Street
                                                         Suite 396
                                                         Conshohocken, PA 19428
                                                         Attn: President

                                            FIRST UNION NATIONAL BANK, successor
                                            by merger to CORESTATES BANK, N.A.
                                            for itself and as Agent


                                            By: /s/ Beth Styer
                                              --------------------------------
                                              Name:
                                              Title:

                                            Address:     123 S. Broad Street
                                                         Philadelphia, PA 19109


                           [Signature Lines Continued]

                                    With a copy to: Klehr, Harrison, Harvey,
                                                    Branzburg & Ellers LLP
                                                    1401 Walnut Street
                                                    Philadelphia, PA 19102-3163

                                                    Attn: Donald M. Harrison
                                                          Richard S. Roisman

                                             COMMERCE BANK, N.A.


                                    By: /s/ Bob Fales
                                        --------------------------------
                                        Name:
                                        Title:

                                    Address:        1701 Route 70 East
                                                    Cherry Hill, NJ 08034




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